UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2004

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25395	77-0501994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

35 Dory Road, Gloucester, MA	01930
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (978) 282-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Entry Into a Material Definitive Agreement.

Item 1.01 Entry Into a Material Definitive Agreement.

On November 12, 2004, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Varian Semiconductor Equipment Associates, Inc. (the “Company”) approved performance goals and the payout structure for the Company’s 2004 Management Incentive Plan (the “MIP”) for the Company’s 2005 fiscal year beginning October 2, 2004 (the “2005 Fiscal Year”). Awards pursuant to the MIP may be made to the Company’s key employees.

Pursuant to the MIP, the Compensation Committee establishes performance goals and a target and maximum award for each participant, which are based on a percentage of the participant’s base salary.

The qualitative measurement areas for the 2005 Fiscal Year, as established by the Compensation Committee on November 12, 2004, are as follows: (i) the attainment of market share goals; (ii) profitability; (iii) product development and (iv) quality. The Compensation Committee determined that each participant’s award will be based upon the attainment of these four measurement areas (and for certain key employees, individual goals apply), and the weightings vary based on each participant’s job responsibility. In addition, the Compensation Committee established one or two specific quantitative metrics to assess performance within each of these qualitative measurement areas. Specifically, for market share goals, the quantitative metric is based on estimates of market share for the 2005 Fiscal Year. For profitability, the quantitative metrics are an analysis of earnings per share (actual vs. budget) and profitability performance relative to a peer group. For product development, the quantitative metrics are based on customers’ orders of a targeted product segment, as compared to competitors. For quality, the quantitative metrics are based on customer satisfaction and analysis of installation and warranty costs.

After the completion of the 2005 Fiscal Year, the Compensation Committee will determine the extent to which the foregoing performance goals have been achieved. In the event that a participant’s actual award is determined after the completion of the 2005 Fiscal Year to be less than or equal to his or her target award, the participant will receive the full amount of the actual award at the time bonuses are paid for the 2005 Fiscal Year. In the event that a participant’s actual award is determined after the completion of the 2005 Fiscal Year to be greater than his or her target award, the participant will receive the bonus in three installments as follows: (i) an amount equal to 100% of his or her target award at the time bonuses are paid for the 2005 Fiscal Year; (ii) 50% of the remaining amount at the time bonuses are paid after the completion of the Company’s 2006 fiscal year; and (iii) the other 50% of the remaining amount at the time bonuses are paid after the completion of the Company’s 2007 fiscal year. Notwithstanding the foregoing, in the event a participant’s employment is terminated for any reason or a participant resigns for any reason prior to the payment of an award in the preceding clauses (ii) and (iii), any unpaid awards will be forfeited, and in the event a participant dies or becomes disabled (as determined in the sole discretion of the Compensation Committee) prior to the payment of an award in the preceding clauses (ii) and (iii), any unpaid awards will become payable as soon as practicable to such participant (or to the participant’s estate).

In accordance with the terms of the MIP, the Compensation Committee, in its sole discretion, may at any time cancel or increase, eliminate or reduce the amounts payable to a participant pursuant to an award without the consent of a participant.

The full text of the MIP is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the foregoing description should be read in conjunction with such exhibit.

Section 9. Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description of Document
10.1	2004 Management Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.
(Registrant)

By:	/s/ Robert J. Halliday
Name:	Robert J. Halliday
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Date: November 18, 2004

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	2004 Management Incentive Plan